UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2021 (December 14, 2021)

Y-MABS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38650	47-4619612
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

230 Park Avenue

Suite 3350

New York, New York 10169

(Address of principal executive offices) (Zip Code)

(646) 885-8505

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.0001 par value	YMAB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2021, Y-mAbs Therapeutics Inc., (the “Company”) entered into an employment agreement with Sue Smith whereby she is employed as the Company’s Senior Vice President and Chief Commercial Officer effective as of January 1, 2022. Ms. Smith is 51 years old and has more than 25 years of US and global oncology and rare disease experience and for the past almost ten (10) years she was employed by Kyowa Kirin, Inc., most recently as Vice President, US Oncology Business Unit Head.

Under the terms of her employment agreement, Ms. Smith’s annual base salary is $400,000, or such greater amount as may from time to time be determined by the Company in its sole discretion. She is also eligible to receive an annual bonus of up to thirty-five percent (35%) of her base salary, subject to the Company’s sole discretion. Additionally, Ms. Smith will receive a one-time, sign-on bonus in the sum of $170,000 to be paid in January 2022. Further, Ms. Smith shall be entitled to participate in the Company's 2018 Equity Incentive Plan (the "Plan") related to the issuance of Options (as defined in the Plan) to purchase newly issued shares of the Company's common stock, par value of $0.0001 per share (the "Common Stock"), upon the exercise of the Options. On December 14, 2021, Ms. Smith received Options to purchase 64,000 shares of the Company's Common Stock at an initial exercise price equal to the fair market value of the Shares on the date of the grant. All Options, including their vesting schedule, are governed by the terms of the Plan. Ms. Smith may be eligible for future grants at the sole discretion of the Company’s board of directors.

Ms. Smith’s employment with the Company continues for periods of one (1) year that are automatically renewed in the absence of ninety (90) days written advance notice by either party that they do not wish to renew the agreement. Ms. Smith may also voluntarily terminate her employment with the Company at any time upon ninety (90) days prior written notice. The Company may terminate the employment agreement Ms. Smith’s employment “for cause” (as defined in the employment agreement) upon thirty (30) days prior written notice. In these situations, the Company is not required to provide Ms. Smith with any severance payments or benefits

In addition, the Company may terminate Ms. Smith’s employment at any time for any reason upon ninety (90) days prior notice and Ms. Smith may terminate her employment upon thirty (30) days’ prior written notice for “good reason” (as defined in the employment agreement). In these situations, or if the Company has provided notice of non-renewal, the Company has agreed to continue to pay Ms. Smith her then-existing base salary and also continue life and medical insurance coverage for a period of twelve (12) months from the effective date of termination.

Further, pursuant to the terms of her employment agreement, Ms. Smith may terminate her employment with the Company for any reason, on thirty (30) days’ written notice within twelve (12) months following a “change of control” (as defined in the employment agreement). Any termination by the Company within twelve (12) months following a change of control shall also be deemed a termination by Ms. Smith due to a change of control. In these situations, the Company has agreed to pay to Ms. Smith, in addition to her usual prorated annual base salary up to the date of termination, a single lump-sum payment in an amount equal to six (6) times Ms. Smith’s highest monthly base salary paid hereunder during the preceding twelve (12) month period, plus her average annual bonus received by her during the preceding year. Additionally, the Company has agreed to continue to provide to Ms. Smith all life and medical insurance benefits for a period of six (6) months after termination. Also, in the event of a change of control, all of Ms. Smith’s outstanding stock options shall become fully and immediately vested.

Under the terms of the employment agreement, Ms. Smith has agreed (1) not to compete with the Company during her employment and for a period of one (1) year after the termination of her employment (2) not to solicit the Company’s employees or certain orders, certain licensees, collaborators or customers during her employment and for a period of twelve (12) months after the termination of her employment (3) not to disclose the Company’s confidential and proprietary information and (4) to assign to the Company related intellectual property developed during the course of her employment.

The information furnished pursuant to Item 5.02 on this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Y-MABS THERAPEUTICS, INC.

Date: December 16, 2021	By:	/s/ Thomas Gad
Thomas Gad
Founder, Chairman, President and Head of Business Development & Strategy